Exhibit 99.1

FOR IMMEDIATE RELEASE:

Contacts:

For More Information:

CCG Investor Relations Crocker Coulson, President 10960 Wilshire Boulevard, Suite 2050 Los Angeles, CA 90024 (310) 231-8600 crocker.coulson@ccgir.com	Applied Imaging Corp. Terry Griffin, Chief Financial Officer 120 Baytech Drive, San Jose, CA 95134 (408) 719-6417 tgriffin@aicorp.com

Applied Imaging Announces First-Quarter 2006 Results

•      Revenues stable at $4.9 Million

•      Net loss cut to $62,000 from $511,000 in Q1 ‘05

San Jose, CA, May 15, 2006 – Applied Imaging Corp. (OTC: AICX.OB) today announced financial and operating results for the first quarter ended March 31, 2006.

Total revenues for the three months ended March 31, 2006 were $4.9 million, on par with the $4.9 million generated in the in the first quarter of 2005.

The Company incurred a net loss of $62,000 for the quarter, or $(0.01) per share, as compared to a net loss of $511,000, or $(0.11) in the first quarter of 2005. Under FAS123R, the Company began expensing stock options in the first quarter of 2006. The first-quarter 2006 net loss included $160,000 related to the expensing of stock options. The 2005 net loss excluded the impact of expensing of stock options. Excluding stock option expense, non-GAAP net income for the first quarter of 2006 would have been $98,000, or $0.02 per share.

Gross profit increased to $3.0 million from $2.9 million in the prior-year period.

Operating expenses of $3.0 million, including $144,000 related to the expensing of stock options, were down 9.9% from the $3.3 million incurred in the first quarter of 2005. These lower expenses were primarily attributable to the Company’s ongoing focus on expense management. Excluding the impact of stock option expense, non-GAAP operating expenses for the first-quarter of 2006 would have been approximately $2.9 million, a 14% reduction from the prior year period. A reconciliation of GAAP and non-GAAP operating results is provided below.

May 15, 2005	Applied Imaging Announces First-Quarter 2006 Results	Page 2

Commenting on the first quarter results, Applied Imaging’s President and CEO, Robin Stracey, said, “Revenues for the quarter were in line with our expectations, with the CytoVision and Ariol product families both performing well. Additionally, our bottom line performance continued to improve as a result of our sustained focus on productivity improvement.” Regarding the CTC program, Mr. Stracey added, “Staining protocols and algorithm development for the circulating tumor cell system are now essentially complete. We are producing beautiful high resolution images of circulating tumor cells with the Ariol platform. Our effort now is focused on developing and optimizing a tumor cell enrichment method for preparation of blood samples prior to analysis on the Ariol platform.”

Financial Condition

As of March 31, 2006, the Company had cash and cash equivalents of $4.6 million, up from $3.1 million as of December 31, 2005. The increase was due primarily to the $1.1 million in net proceeds from the private placement the Company closed on March 15, 2006. Working capital amounted to $923,000 as of March 31, 2006, compared to $(494,000) as of December 31, 2005.

Outlook

For fiscal year 2006, the Company reaffirms its expectation that revenues will be approximately $21.0 million. The Company also anticipates sustaining profitability in its core imaging business and continuing investment in its CTC, Inc. subsidiary.

Conference Call

Applied Imaging Corp. will host a conference call today, Monday, May 15, 2006 at 8:00 a.m. PT (11:00 a.m. ET) to discuss results for the first-quarter of 2006.

Joining Robin Stracey, President and CEO of Applied Imaging Corp. will be Terry Griffin, Chief Financial Officer, and VP of Strategy and Business Development, Bill Cook. The Company plans to distribute its earnings announcement at 5:30 a.m. PT (8:30 a.m. ET) that same day.

To participate in the conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: (877) 586-7724. International callers should dial 001 (706) 679-0614. There is no pass code required for this call. If you are unable to participate in the call at this time, a replay will be available on Monday, May 15 at 12:00 p.m. ET, through Monday, March 22 at midnight ET. To access the replay dial (800) 642-1687 and enter the conference ID number 9178223.

May 15, 2005	Applied Imaging Announces First-Quarter 2006 Results	Page 3

Use of Non-GAAP Financial Measures

Effective January 1, 2006, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 123(R), which requires the Company to begin recognizing compensation expense relating to stock-based payment transactions. To supplement the Company’s condensed consolidated financial statements presented on a GAAP basis, the Company provides non-GAAP financial information. The Company’s management believes that these non-GAAP measures provide investors with a better understanding of how the results relate to the Company’s historical performance. A reconciliation of adjustments to GAAP results for the quarter ended March 31, 2006 is included below. This additional non-GAAP information is not meant to be considered in isolation or as a substitute for GAAP financials. The non-GAAP financial information that we provide also may differ from the non-GAAP information provided by other companies.

About Applied Imaging

Applied Imaging Corp., based in San Jose, California, is the leading supplier of automated imaging and image analysis systems for the detection and characterization of chromosomes and molecular markers in genetics and cancer applications. The Company markets a wide range of imaging and image analysis systems for fluorescence and brightfield microscopy, including the Company’s Ariol® and CytoVision® product families. Applied Imaging has installed over 4,000 systems in over 1,000 laboratories in more than 60 countries. The Company is also developing a system for the detection, quantification and characterization of circulating tumor cells from the blood of cancer patients. More information about Applied Imaging can be found at www.aicorp.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995:

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: This press release contains forward looking statements as defined in the Private Securities Litigation Reform Act of 1995, regarding, among other matters, the ability of the Company to select and optimize a protocol for concentrating tumor cells; the Company’s expectations regarding the extent and nature of expenses to be incurred in research and development, sales and marketing, general and administrative and for its CTC, Inc. subsidiary; the Company’s ability to achieve its anticipated revenues in 2006, to sustain profitability in its core imaging business, and to continue investment in its CTC, Inc. subsidiary; and its financial guidance for 2006. Actual results could differ materially from those projected in the forward-looking statements as a result of a number of factors, including those factors as set forth in Applied Imaging’s most recent Form 10-Q and Form 10-K filings with the Securities and Exchange Commission. The forward-looking statements in this news release are made as of May 15, 2006, and Applied Imaging is under no obligation to revise or update these forward-looking statements.

- Financial Tables Follow -

May 15, 2005	Applied Imaging Announces First-Quarter 2006 Results	Page 4

Applied Imaging Corp. and Subsidiaries

Condensed Consolidated Statements of Operations

(Unaudited, in thousands, except per share data)

	Three months ended March 31,
	2006	2005
Revenues	$4,866	$4,890
Cost of revenues (a)	1,893	2,025

Gross profit	2,973	2,865

Operating expenses:
Research and development (a)	746	890
Sales and marketing (a)	1,369	1,390
General and administrative (a)	893	1,059

Total operating expenses	3,008	3,339

Operating loss	(35)	(474)
Other expense, net	(27)	(37)

Net loss	$(62)	$(511)

Net loss per share - basic (b)	$(0.01)	$(0.11)

Weighted average shares outstanding - basic (c)	4,961	4,772

__________
(a) Stock compensation expense was allocated as follows:

Cost of revenues	$16
Research and development	47
Sales and marketing	20
General and administrative	77

Total stock compensation expense	$160

(b)	Prior to January 1, 2006, the Company accounted for stock compensation under Accounting Principles Board, Opinion No. 25, “ Accounting for Stock Issued to Employees” (“APB 25”). In accordance this APB 25, the Company used the intrinsic value method to account to stock compensation expense. As of January 1, 2006 the Company accounts for stock compensation expense under the fair value method. As the Company adopted the modified-prospective transition method, results of the prior period have not been restated under the fair valued method for GAAP purposes. The Company previously applied APB 25 and related interpretations and provided the required pro forma disclosures of SFAS No. 123, “Accounting for Stock-Based Compensation.”
(c)	All share and per share common stock information in this Press Release reflects a 1-for-4 reverse stock split of the common stock effected May 20, 2005.

Selected Consolidated Balance Sheet Data *

(Unaudited, in thousands)

	March 31, 2006	December 31, 2005
Cash and cash equivalents	$4,550	$3,136
Restricted cash	$157	$172
Working capital	$923	$(494)
Total assets	$13,189	$12,528
Total stockholder’s equity	$3,581	$2,353

*	NOTE: Selected financial information. Please see the appropriate Company reports on Forms 10-Q and 10-K as filed with the Securities and Exchange Commission for complete financial information and Notes.

May 15, 2005	Applied Imaging Announces First-Quarter 2006 Results	Page 5

Reconciliation of GAAP Net Loss and Loss Per Share to Non-GAAP Net Income and

Earnings Per Share

(Unaudited, in thousands, except per share data)

Three Months Ended March 31, 2006
GAAP net loss	$(62)
Stock-based compensation	160

Non-GAAP net income	$98

GAAP net loss per share	$(0.01)
Stock-based compensation	0.03

Non-GAAP earnings per share -basic	$0.02

Weighted average shares outstanding - basic (b)	4,961